EXHIBIT 5.1

[KRANITZ & PHILIPP LETTERHEAD]

October 1, 2007

International Monetary Systems, Ltd.
16901 West Glendale Drive
New Berlin, Wisconsin 53151

Gentlemen:

We have acted as counsel to International Monetary Systems, Ltd., a Wisconsin corporation (“Company”), in connection with the preparation of a Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (“Registration Statement”), including a form of prospectus (“Prospectus”). The Registration Statement and the Prospectus relate to the sale by selling shareholders of up to an aggregate of 8,833,333 shares of the Company's common stock, par value $0.0001 per share (“Shares”).

In connection with this opinion we have examined (a) the Registration Statement and the Prospectus comprising a part thereof, (b) copies of the Company's Articles of Incorporation and By-laws, in each case, as amended to date, (c) certain resolutions of the Company's Board of Directors and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares issued and outstanding on the date hereof have been duly and validly authorized, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Statutes. Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted “par value” to mean the full amount paid by the purchaser of shares upon issuance thereof.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ KRANITZ & PHILIPP

Kranitz & Philipp